UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2021

WILLDAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33076	14-1951112
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 East Katella Avenue, Suite 300, Anaheim, California 92806

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (800) 424-9144

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WLDN	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 30, 2021, Willdan Group, Inc. (the “Company”) entered into the Fourth Amendment (the “Fourth Amendment”) to its Amended and Restated Credit Agreement (as previously amended and extended by the First Amendment, dated as of August 15, 2019, the Second Amendment, dated as of November 6, 2019, the Third Amendment, dated as of May 6, 2020 and as further amended by the Fourth Amendment, the “Credit Agreement”). The Third Amendment established a covenant relief period from May 6, 2020 to July 2, 2021 (the “Initial Covenant Relief Period”). The Fourth Amendment extends the Initial Covenant Relief Period from July 2, 2021 to and including the earlier of (i) April 1, 2022 and (ii) the last day of the fiscal quarter in which the Company delivers an irrevocable election to terminate the covenant relief granted by the Fourth Amendment (the “Second Covenant Relief Period,” and together with the Initial Covenant Relief Period, the “Covenant Relief Period”). The Fourth Amendment also (A) establishes the minimum Adjusted EBITDA (as defined in the Fourth Amendment) thresholds for the remainder of the Covenant Relief Period, (B) increases the maximum Leverage Ratio (as defined in the Credit Agreement) the Company is permitted to maintain through the fiscal quarter ending on April 1, 2022, (C) removes the previous prohibition during the Initial Covenant Relief Period on the Company’s ability to make delayed draw term loan borrowings, (D) removes the previous prohibition during the Initial Covenant Relief Period on the Company’s ability to make Permitted Acquisitions and to purchase, redeem or otherwise acquire the Company’s common stock, in each case, subject to certain conditions and (E) increases the maximum amount of earn-out payments the Company is permitted to make during the Covenant Relief Period from $7.0 million to $17.0 million, provided that the Company’s liquidity would not be less than $10.0 million after giving effect to such earn-out payment. Additionally, during the remainder of the Covenant Relief Period, the aggregate amount of all capital expenditures made by the Company may not exceed $15.0 million.

Pursuant to the Fourth Amendment, borrowings under the Credit Agreement will bear interest at all times after the Initial Covenant Relief Period, at either a Base Rate or LIBOR, each as defined in the Credit Agreement, at the Company’s option, and in each case, plus an applicable margin, which applicable margin will range from 0.125% to 1.25% with respect to Base Rate borrowings and 1.125% to 2.25% with respect to LIBOR borrowings, depending on the Leverage Ratio; provided, that LIBOR cannot be less than 0.00%. The Company will also pay a commitment fee for the unused portion of the revolving credit facility and the delayed draft term loan facility under the Credit Agreement, which will range from 0.15% to 0.40% per annum depending on the Leverage Ratio, and fees on the face amount of any letters of credit outstanding under the revolving credit facility, which will range from 0.84% to 1.688% per annum, in each case, depending on whether such letter of credit is a performance or financial letter of credit and the Leverage Ratio.

The foregoing description of the Fourth Amendment is qualified in its entirety by reference to the complete text of the Fourth Amendment, which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.	Document

10.1	Fourth Amendment to Amended and Restated Credit Agreement, dated as of April 30, 2021, by and among Willdan Group, Inc., the Guarantors signatory thereto, the Lenders signatory thereto and BMO Harris Bank N.A., as administrative agent.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLDAN GROUP, INC.

Date: May 3, 2021	By:	/s/ Creighton K. Early
Creighton K. Early
Chief Financial Officer (Principal Financial Officer)

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